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                                     EMERALD
                                     -------
                                  MUTUAL FUNDS



                               EMERALD GROWTH FUND
                     EMERALD SELECT BANKING AND FINANCE FUND
                         EMERALD SELECT TECHNOLOGY FUND

                              IMPORTANT PROXY NEWS
                              --------------------

                        SPECIAL MEETINGS OF SHAREHOLDERS
                                ON APRIL 15, 2005


Dear Shareholder:

Recently, we distributed proxy materials regarding the Special Meeting of Shareholders of the three above mentioned funds The meeting is scheduled for April 15, 2005 at 10:00a.m. Eastern Time at 1703 Oregon Pike, Suite 101, Lancaster, PA 17605. Our records still indicate that we have not received your voting instructions.

                        YOUR VOTE IS NEEDED IMMEDIATELY!

For all three Funds, you are being asked to approve both a new investment management agreement in which Forward Management, LLC will be retained as the investment adviser, and a new investment sub-advisory agreement by which Emerald will be retained as the sub-adviser. As a combined team, you can expect the same level of management expertise and quality that you have grown accustomed from Emerald alone. There will be no change in Emerald's investment philosophy as a result of the Transaction. You are also being asked to elect five Trustees and to approve an amended and restated Declaration of Trust. After careful review, your Fund's Board of Trustees has approved the proposals as detailed in the proxy statement and recommends that you vote "For". We urge you to act promptly in order to allow us to obtain a sufficient number of votes, avoid the cost of additional solicitation, and the possibility of a meeting adjournment.

Your vote is important no matter how many shares you own. In order for your vote to be represented, we must receive your instructions on or before April 15, 2005.

For your convenience, please utilize one of the easy methods below to register your vote:

1. By Phone.
Please call Georgeson Shareholder Communications, Inc. toll-free at 1-877-288-6815. Representatives are available to take your vote Monday through Friday between the hours of 9:00 a.m. and 11:00 p.m. and Saturday from 12:00 p.m. to 6:00 p.m. Eastern Time.

2. By Touch-tone Phone.
Dial the toll-free number found on your proxy card and follow the simple instructions.

3. By Internet.
Visit www.proxyvote.com and enter the 12 digit control number located on your proxy card.

4. By Mail.
Simply return your executed proxy in the enclosed postage paid envelope.

Please try to utilize either option 1 or 2 to register your vote so it may be received in time for the meeting.


                      WE NEED YOUR HELP. PLEASE VOTE TODAY!

                                                                            NOBO